EXHIBIT 99.1

Tuesday Morning Corporation Announces First Quarter Fiscal 2017 Results

DALLAS, Oct. 27, 2016 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ:TUES), a leading off-price retailer with nearly 750 stores across the United States specializing in selling deeply-discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced financial results for the first quarter ended September 30, 2016.

For the first quarter, net sales were $211.9 million, an increase of $9.6 million from the prior year period.  Comparable store sales increased 5.1%.  Operating loss for the first quarter was $9.2 million.  Net loss for the first quarter was $8.9 million.  Diluted loss per share was $0.20.  Adjusted EBITDA, a non-GAAP financial measure which is described on page 6 of this press release, was a negative $2.4 million for the first quarter.

Steve Becker, Chief Executive Officer commented, “We continue to make progress across all of our core initiatives at Tuesday Morning.   In particular, we made meaningful headway with our real estate initiatives during the quarter.  We completed a total of 40 store projects including relocations, openings, expansions and closures.  We are enthusiastic about the customer response to our newly opened and relocated stores.  We continue to provide our customers the iconic Tuesday Morning treasure hunt experience they are looking for, but it is now delivered in a refreshed environment that is inviting to both existing and new customers.”

Mr. Becker continued, “During the quarter, we experienced issues related to the ramp of our newly opened Phoenix distribution facility.  These issues resulted in lower than plan store level inventories during the quarter which affected sales in our entire store base.  Despite these constraints, we delivered a 5.1% comp sales increase for the quarter.   We believe that we have addressed the majority of the issues associated with the Phoenix distribution center ramp and have reached a healthy in stock inventory position as we move into the holidays.”

First Quarter Fiscal 2017 Financial Highlights:

  Net sales were $211.9 million, compared to $202.3 million for the first quarter of fiscal 2016.  Comparable store sales increased 5.1% compared to the same period a year ago, and were comprised of a 6.2% increase in customer transactions, partially offset by a 1.0% decrease in average ticket.  During the first quarter, 19 stores were relocated, eight stores were expanded, two stores were opened and 11 stores were closed, for an ending store count of 742.  Sales at the 51 stores relocated during the past 12 months increased approximately 58% on average for the first quarter of fiscal 2017 as compared to the prior year quarter and contributed approximately 350 basis points to the comparable store sales increase of 5.1%.

  The Company’s operating loss for the first quarter of fiscal 2017 was $9.2 million, compared to an operating loss of $6.0 million in the first quarter of fiscal 2016.

  The Company reported a net loss of $8.9 million, or $0.20 per share, in the first quarter of fiscal 2017 compared to a net loss of $6.1 million, or $0.14 per share, in the first quarter of fiscal 2016.

  The Company reported Adjusted EBITDA, a non-GAAP measure, of negative $2.4 million for the first quarter of fiscal 2017, compared to Adjusted EBITDA of negative $1.2 million for the prior year period.  (see GAAP/Non-GAAP reconciliation table)

First Quarter Fiscal 2017 Results of Operations
For the first quarter of fiscal 2017, Tuesday Morning reported gross profit of $77.3 million and gross margin of 36.5%, compared to $72.7 million of gross profit and gross margin of 35.9% in the first quarter of fiscal 2016.  The increase in gross margin was primarily due to improved initial merchandise mark-up and decreased buying, distribution and freight costs recognized in the current period, partially offset by higher markdowns primarily related to seasonal merchandise.  Selling, general and administrative expenses (SG&A) increased 10.2% to $86.6 million, compared to $78.6 million in the same period last year.  This increase was driven primarily by higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, as well as increased store labor and advertising costs, along with increased corporate labor costs and share-based compensation expense in the current period as compared to the prior year period due to executive vacancies in the prior year period, along with increased legal expenses and costs related to systems as the Company continues to invest in technology and infrastructure.  As a percent of net sales, SG&A was 40.9% for the first quarter of fiscal 2017 compared to 38.9% in the same period last year.  The Company reported a net loss of $8.9 million, or $0.20 per share, in the first quarter of fiscal 2017 compared to a net loss of $6.1 million, or $0.14 per share, in the first quarter of fiscal 2016.

The Company ended the first quarter of fiscal 2017 with $6.2 million in cash and cash equivalents, and ended the quarter with a balance of $32.5 million borrowed under its line of credit.  Inventories at the end of the first quarter of fiscal 2017 were $323.6 million compared to $269.6 million at the end of the first quarter of fiscal 2016, up $54 million or 20%.  The growth in inventory was driven by an increase in our in-transit inventory related to our import strategy and additional investment to support the business.  The Company’s inventory turnover for the trailing five quarters as of September 30, 2016 was 2.3 turns, a slight decrease from the trailing five quarter turnover as of September 30, 2015 of 2.5 turns.

Outlook
The Company continues to expect to invest capital of approximately $40 million to $45 million in fiscal 2017, with a continuing focus on its real estate strategy for new stores, relocations and expansions of existing stores, and IT infrastructure and enhancements.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ:TUES) is a leading off-price retailer specializing in selling deeply-discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand- name, high-quality merchandise – never seconds or irregulars – at prices generally below those of department and specialty stores, catalogs and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates nearly 750 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review first quarter fiscal 2017 financial results today, October 27, 2016, at 8:00 a.m. Central Time.  The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, October 27, 2016 through 10:59 p.m., Central Time, Saturday, October 29, 2016 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 96066889.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using a non-GAAP financial measure, Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” on page 6 of this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  Forward-looking statements in this press release include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.  You should carefully consider statements that contain these words because they describe our current expectations, plans, strategies and goals and our current beliefs concerning future business conditions, our future results of operations, our future financial position, and our current business outlook or state other “forward-looking” information.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; loss or departure of one or more members of our senior management or other key management employees; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, weather, natural disasters and other events; and our ability to manage the negative effects of inventory shrinkage.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update its forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income/(loss) before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company does not believe are representative of its core operating performance.  This measure is not a presentation made in accordance with GAAP.  Adjusted EBITDA should not be considered as an alternative to net income or loss as a measure of operating performance.  In addition, Adjusted EBITDA is not presented as, and should not be considered as, an alternative to cash flows as a measure of liquidity.  Adjusted EBITDA should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP and should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA:

The following table reconciles net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure:

(unaudited - in thousands)	Three Months Ended September 30,
	2016	2015
Net loss (GAAP)	$(8,855)	$(6,140)
Depreciation and amortization	4,583	3,652
Interest expense, net	255	421
Income tax benefit	(300)	(65)
EBITDA	$(4,317)	$(2,132)
Share-based compensation expense (1)	738	64
Cease-use rent expense	307	153
Phoenix distribution center related expenses (2)	1,050	756
Gain on sale of assets	(186)	—
Adjusted EBITDA (non-GAAP)	$(2,408)	$(1,159)

(1) Charges related to share-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. The Company adjusts for these charges to facilitate comparisons from period to period.
(2) Adjustment includes only certain expenses related to the Phoenix distribution center preparation, ramp up and post go-live activities, including incremental detention costs related to the ramp up that were recognized in the quarter and certain consulting costs. The prior year adjustment also includes rent and operating costs prior to operations commencing at the distribution center.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended September 30,

	2016	2015

	(unaudited)

Net sales	$211,885	$202,328
Cost of sales	134,546	129,654
Gross profit	77,339	72,674

Selling, general and administrative expenses	86,579	78,630

Operating loss	(9,240)	(5,956)

Other income (expense):
Interest Expense	(272)	(434)
Other income/(expense), net	357	185
Loss before income taxes	(9,155)	(6,205)

Income tax benefit	(300)	(65)

Net loss	$(8,855)	$(6,140)

Earnings per share
Net loss per common share:
Basic	$(0.20)	$(0.14)
Diluted	$(0.20)	$(0.14)

Weighted average number of common shares:
Basic	43,822	43,638
Diluted	43,822	43,638

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)	September 30,	June 30,	September 30,
	2016	2016	2015
			As adjusted
	(unaudited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,159	$14,150	$23,284
Inventories	323,579	242,315	269,563
Prepaid expenses	6,983	6,620	8,207
Other current assets	925	512	530
Total Current Assets	337,646	263,597	301,584

Property and equipment, net	100,930	94,723	74,140
Deferred financing costs	1,223	1,312	1,499
Other assets	2,295	2,338	758

Total Assets	$442,094	$361,970	$377,981

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$134,616	$80,853	$120,512
Accrued liabilities	45,219	43,797	38,068
Total Current Liabilities	179,835	124,650	158,580

Revolving credit facility	32,500	-	-
Deferred rent	7,631	6,747	3,667
Asset Retirement Obligation - non-current	2,278	2,561	1,163
Other liabilities - non-current	544	730	339
Total Liabilities	222,788	134,688	163,749

Stockholders' equity	219,306	227,282	214,232
Total Liabilities and Stockholders' Equity	$442,094	$361,970	$377,981

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Three Months Ended September 30,

	2016	2015

	(unaudited)
Cash flows from operating activities:
Net loss	$(8,855)	$(6,140)
Adjustments to reconcile net income to net
cash used in operating activities:
Depreciation	4,583	3,652
Amortization of financing fees	89	238
(Gain)/Loss on disposal of fixed assets	16	(3)
Gain on sale-leaseback	(185)	-
Shared-based compensation	737	63
Change in operating assets and liabilities:
Inventories	(81,123)	(59,559)
Prepaid and other current assets	(735)	(710)
Accounts Payable	43,977	46,270
Accrued Liabilities	1,466	4,640
Deferred rent	883	595
Income taxes payable	-	(19)
Other liabilities--non-current	(283)	-

Net cash used in operating activities	(39,430)	(10,973)

Cash flows from investing activities:
Proceeds from sale of assets	-	35
Capital expenditures	(10,847)	(9,840)

Net cash used in investing activities	(10,847)	(9,805)

Cash flows from financing activities:
Repayments under revolving credit facility	(12,800)	-
Borrowings under revolving credit facility	45,300	-
Change in cash overdraft	9,786	-
Payment of financing fees	-	(726)

Net cash provided by/(used in) financing activities	42,286	(726)

Net decrease in cash and cash equivalents	(7,991)	(21,504)

Cash and cash equivalents, beginning of period	14,150	44,788

Cash and cash equivalents, end of period	$6,159	$23,284

INVESTOR RELATIONS:
Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Morahan@icrinc.com

MEDIA:
Blynn Austin
PERRY STREET COMMUNICATIONS
214-965-9955
BAustin@perryst.com